MEMORANDUM OF CHANGES

                DELAWARE-VOYAGEUR UNIT INVESTMENT TRUST, SERIES 9

         The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of Securities on May 6, 1997, and to set forth certain statistical data based thereon.

         COVER PAGE. The series number and the Trust in the Fund have been added. Information relating to the sales charge and the price of the offering if the units were available for purchase at the opening of business on the Initial Date of Deposit is set forth in the "Public Offering Price" section.

         PAGE 5. The "Summary of Essential Financial Information" table has been completed.

         PAGES 19-24. The issuers of the Securities have been listed.

         PAGE 27. The Taxation section has been updated.

         PAGE 49. The Independent Auditors' Report has been completed.

         PAGE 50. The Statement of Net Assets has been completed.

         PAGES 51-54. The Schedule of Investments and the Notes thereto have been completed.

         BACK COVER The Series numbers, the Trust in the Fund and the date of the Prospectus have been included.